BRADLEY PHARMACEUTICALS, INC.
                                      CONDENSED CONSOLIDATED
                                      STATEMENTS OF OPERATIONS
                                      (UNAUDITED)



                                 Three Months Ended         Six Months Ended
                                     June 30,                   June 30,
                                 1998         1997          1998         1997

Net sales                  $  3,688,121  $  3,702,321  $  7,929,402 $  7,373,970
Cost of sales                 1,019,606       952,859     2,334,403    1,807,376

                              2,668,515     2,749,462     5,594,999    5,566,594

Selling, general and
  administrative expense      2,078,124     2,065,661     4,048,451    4,011,810
Depreciation & amortization     264,713       400,376       538,147      806,064
Interest expense - net           41,503        70,738        83,670      182,600

                              2,384,340     2,536,775     4,670,268    5,000,474

Income before
    income taxes                284,175       212,687       924,731      566,120

Income tax provision            105,000        82,750       342,000      223,750

Net income                 $    179,175  $    129,937   $   582,731  $   342,370

Net income
    per common share
           Basic           $       0.02  $       0.02   $      0.07  $      0.04
           Diluted         $       0.02  $       0.02   $      0.06  $      0.04


Weighted average number
    of common shares
           Basic              8,420,000     8,090,000     8,440,000    8,100,000
           Diluted            9,420,000     8,110,000     9,350,000    8,150,000




               See Notes to Condensed Consolidated Financial Statements






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